EXHIBIT 99.3

Second Quarter 2007 Business Update

Pliant’s Balanced Business Plan Solid Business Foundation Superior Product Quality Fair Customer Contracts Skilled and Motivated Workforce Business Foundation Cost Reduction Growth Continuous Cost Reduction Lean Manufacturing Materials Management Operational Footprint Focused Growth Partner with Winning Customers Innovative New Products Contemporary Machinery

2007 Major Initiatives – On Track

PLIANT


Growth
Cost Reduction
Business Foundation

Growth Platforms

- **Bullseye™**
  Printed Shrink
- **MaxGrab™**
  Handled Bags
- **SteamQuick™**
- Microwaveable Vegetable Bags
- **Stratos™**
  High Yield Stretch Film
- **Blockade™**
  Agricultural Film
- **FreshView™**
  Bakery Bags
- **Optym™**
  Medical Device Film
- **Touch of Silk™**
  Feminine Care Film

Cost Reduction

▪ Barrie, Ontario Plant Closure	**Complete**
▪ Langley, B. C. Plant Closure	**On-track**
▪ Waste Re-Use/Reduction Programs	**On-track**
▪ SG & A Cost Containment	**On-track**

Business Foundation

▪ Next Generation ERP & Financial System	**On-track**
▪ Sarbanes-Oxley ("SOX") Compliance Program	**On-track**

3

Consistent Capital Investment is a Cornerstone to Making Sustainable Advancements Capital Investment ($ Million) $34M 60% 6.5 50% 41% 14% 10% 30% 45% 30% 22% Business Foundation Cost Reduction Growth 37% 41% 20% $60M $24M $41M 2004 2005 2006 2007 Plan $0 $10 $20 $30 $40 $50 $60

Pliant Sales Performance Has Been Steady 500 Million pounds 300 Million pounds 200 Million pounds 100 Million pounds 400 Million pounds 1st Half 2006 2nd Half 2006 1st Half 2007 436 Million Pounds 433 Million Pounds 425 Million Pounds Sales Pounds are essentially flat after giving effect to downgauging - Annual downgauging has averaged 10 to 15 million pound reduction year over year. Pliant has secured some nice wins that are planned to be produced on the newly refurbished and installed “Langley” machines in the 2nd half of 2007. Langley plant capacity was 10+ million pounds per year. Pliant plans to announce its next plant consolidation in the 2nd half of 2007.

The Current Outlook for Resin in the 2nd Half of 2007 is for Increased Prices Pliant Composite material Index If this resin outlook happens, it would cause an EBITDAR timing miss in 2nd half (due to price timing of contracts) of $8+ million. $8+ million of EBITDAR timing miss End of 2Q07 CMAI Forecast used to develop 2007 Plan (As of Jan 2007) Actual Resin Prices (Through Jun 2007) Revised CMAI Resin Forecast (Through Dec 2007) Key 0.50 0.51 0.52 0.53 0.54 0.55 0.56 0.57 0.58 0.59 0.60 0.61 0.62 0.63 0.64 0.65 0.66 0.67 0.68 0.69 0.70 0.71 0.72 Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec $ per Pound

Most of Pliant’s Business has Predetermined Selling Price Adjustment Agreements 84% of Pliant Sales have Predetermined Selling Price Adjustment Agreements 16% of Pliant Sales are Transactionally Priced Pliant Annual Revenue ≈ $1.2 Billion

Pliant’s has maintained steady EBITDAR per pound with moderate resin price volatility - the 2nd Half Could Be a Challenge - 1st half 2006 1st half 2007 2nd half 2006 2nd half 2007 (estimate) Composite Resin Cost $/lb EBITDAR $/lb $.66/lb $.62/lb $.57/lb $.68/lb $.12/lb $.12/lb $.12/lb $.12/lb

Pliant is steadily de-leveraging its capital structure and increasing its cash flow Net Debt/TTM EBITDAR ($ millions) 7.4X 7.3X 7.0X $739M $100M $762M $104M $729M $104M Note: 2nd Quarter 2007 Proforma financials reflect subsequent event of sub-note redemption on 7/16/07. S & P 1st Lien Upgrade 2006 Annual Report OTC Bulletin Board Quoting $55 million Sub-Note Redemption 3rd Quarter 2006 1st Quarter 2007 2nd Quarter 2007 Pro-Forma

Key 2nd Half 2007 Actions Langley assets are scheduled to be installed and come back on-line. Plan to announce our next major facility closure This would decrease fixed costs again by $3 million to $5 million. Plan to begin our next set of innovation/growth programs. Plan to order our leadtime capital for 2008. Plan to improve liquidity again by year-end 2007.

Discover more about us in Pliant 2006 Annual Report Request a copy via Susan Wilson susan.wilson@pliantcorp.com Our Character Our People Our Business Plan Our Philosophy

2nd Quarter 2007 Summary Pliant is Committed to a Balanced Business Plan. - Partner with winning customers - Innovative and new solutions for the market - Cost reduction - Solid business foundation 2007 Major Initiatives are on-track and we plan to kick off long leadtime major initiatives for 2008 and beyond. The resin outlook for 2nd half 2007 is unfavorable, Pliant has plans to maintain 12 cents/lb EBITDAR margins. Pliant’s liquidity is forecasted to continue to steadily grow and will increase again by year-end. The 2006 Pliant Annual Report is now available. Pliant’s Preferred Stock is now being quoted on the OTC Bulletin Board. Thank you for your interest in Pliant